                                                            EXHIBIT 99.(a)(1)(F)

                             BUSINESS OBJECTS S.A.

                             1999 STOCK OPTION PLAN

                                   PROSPECTUS

                  The date of this prospectus is May 16, 2001

                            ------------------------

            This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

                            ------------------------

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
     1.  What is the Plan?...........................................   1
     2.  What is the purpose of the Plan?............................   1
     3.  How many Shares are available under the Plan?...............   1
     4.  What should I know about this prospectus?...................   1
     5.  When will the Plan terminate?...............................   1

ADMINISTRATION AND ELIGIBILITY.......................................   2
     6.  Who administers the Plan?...................................   2
     7.  Who is eligible to participate in the Plan?.................   2
     8.  Does participation in the Plan affect my employment or service with Business Objects or any of its Affiliated
           Companies?................................................   2

STOCK OPTIONS........................................................   2
     9.  What is an option and how do I benefit from it?.............   2
    10.  Are there different types of Options?.......................   2
    11.  What special rules apply to incentive stock options?........   2
    12.  Are there any conditions that I must satisfy in connection
           with the grant of an Option?..............................   3
    13.  Are there any limits on the number of Shares that can be
           issued pursuant to Options?...............................   3
    14.  What is the exercise price of my Option?....................   3
    15.  When can I exercise my Option?..............................   3
    16.  How can I exercise my Option?...............................   3
    17.  How do I pay the exercise price?............................   4
    18.  When does my Option expire?.................................   4
    19.  What happens if my employment with Business Objects or any
           of its affiliated companies terminates?...................   4
    20.  Can I transfer my Option?...................................   4
    21.  Can I transfer my shares after I have exercised my
           Option?...................................................   4
    22.  Where are Shares traded?....................................   5
    23.  What happens if Business Objects is acquired?...............   5

TAX AND ERISA INFORMATION............................................   5
    24.  What are the tax effects of nonstatutory stock options?.....   5
    25.  What are the tax effects of incentive stock options?........   6
    26.  What about incentive stock options and the alternative
           minimum tax?..............................................   6
    27.  What are the tax effects for Business Objects?..............   6
    28.  Is the Plan subject to ERISA?...............................   6

ADDITIONAL INFORMATION ABOUT THE PLAN AND PROSPECTUS.................   7
    29.  Does the Plan limit a participant's ability to resell Shares
           acquired under the Plan?..................................   7
    30.  What if I need more information?............................   7
    31.  What else should I know about this prospectus?..............   8

                                  INTRODUCTION

     The following questions and answers give a summary of the main features of the Business Objects S.A. 1999 Stock Option Plan, referred to as the "Plan". Please read this prospectus carefully. Business Objects S.A. is referred to in this prospectus as "we", "us" and "our."

 1. WHAT IS THE PLAN?

     The Plan originally became effective as of May 4, 1999 and provides for the grant of options to subscribe to or purchase our ordinary shares, referred to as "Shares", to our employees or employees of any of our affiliated companies, referred to as an "Option" or "Options."

     An individual who has received one or more Options is referred to in this prospectus as a "Participant."

 2. WHAT IS THE PURPOSE OF THE PLAN?

     The Plan is intended to:

     - attract and retain the best available personnel for positions of substantial responsibility,

     - provide additional incentive to eligible employees, and

     - promote the success of our business.

 3. HOW MANY SHARES ARE AVAILABLE UNDER THE PLAN?

     There are 7,125,000 Shares available to be issued under the Plan. If an Option expires or is cancelled for any reason without having been fully exercised or vested, the unvested or cancelled Shares will continue to be available for future grant under the Plan.

     In the event any of the following financial operations occur:

     - the issuance of shares to be subscribed for with cash or for cancellation of outstanding debt offered exclusively to our shareholders,

     - the capitalization of reserves, profits, issuance premiums or the distribution of Shares,

     - the issuance of bonds convertible or exchangeable into Shares offered exclusively to our shareholders,

     - the distribution of reserves in cash or portfolio securities, or

     - a capital reduction motivated by losses,

then appropriate adjustments will be made to:

     - the number of shares covered by any outstanding Options, and

     - the exercise price of any outstanding Options.

 4. WHAT SHOULD I KNOW ABOUT THIS PROSPECTUS?

     This prospectus describes the main features of the Plan as of May 16, 2001. However, this prospectus does not contain all of the terms and conditions of the official Plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the Plan document, the Plan document will govern.

 5. WHEN WILL THE PLAN TERMINATE?

     The Plan will terminate on May 4, 2004, unless our Board of Directors, referred to as the "Board," terminates the Plan sooner.

ADMINISTRATION AND ELIGIBILITY

 6. WHO ADMINISTERS THE PLAN?

     Our Board administers the Plan and controls its operation. The Board has the power to determine the terms, conditions and restrictions applicable to each Option. The Board may make whatever rules it considers appropriate for the administration and interpretation of the Plan. The Board's decisions are final and binding on all persons.

 7. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Our Chief Executive Officer, managing directors, officers or other people we employ or the employees of any of our affiliated companies are eligible to participate in the Plan.

 8. DOES PARTICIPATION IN THE PLAN AFFECT MY EMPLOYMENT OR SERVICE WITH BUSINESS OBJECTS OR ANY OF ITS AFFILIATED COMPANIES?

     No, the grant of an Option under the Plan does not affect the terms and conditions of your employment or service. We and our affiliates reserve the right to terminate your employment or service at any time, with or without cause, subject to the provisions of local law. The grant of your Option does not entitle you to any future award, compensation or severance pay.

STOCK OPTIONS

 9. WHAT IS AN OPTION AND HOW DO I BENEFIT FROM IT?

     An option gives you the right to purchase a specified number of Shares for a fixed price, commonly referred to as the "Exercise Price," during a prescribed period of time. If the value of the Shares increases above your exercise price during its term, you will be able to buy the Shares at a "discount." If the value of the Shares does not increase above your exercise price, you will not recognize a benefit from your Option.

     The principal benefit of your Option is the potential to profit from any increase in the value of the Shares during the period in which the Option is exercisable, without risking any of your money.

10. ARE THERE DIFFERENT TYPES OF OPTIONS?

     The Plan provides for the grant of:

     - incentive stock options, which are entitled to favorable United States federal tax treatment, or

     - nonqualified stock options, that is, options that are not incentive stock options.

     Outside of the United States, Options may be able to qualify for special tax treatment depending upon the tax laws of the particular jurisdiction in which you reside. In some jurisdictions, we may have implemented a sub-plan or adopted special rules so that Options may qualify for special treatment in the particular jurisdiction. Therefore, it is important to review the particular provisions of the Plan, and if applicable, the sub-plan or rules that apply to your Option. Please consult with your tax, legal and/or financial advisor with respect to your Option.

11. WHAT SPECIAL RULES APPLY TO INCENTIVE STOCK OPTIONS?

     Incentive stock options are only granted to our employees or employees of any parent or subsidiary of ours. The exercise price must be at least 100% of the fair market value of our Shares at the date of grant. The term of any incentive stock option can not exceed 10 years.

     Any employee who is a 10% stockholder can not receive an Option with an exercise price less than 110% of the fair market value on the date of grant and the term of such an Option can not exceed 5 years.

     Should any employee hold an incentive stock option for which more than $100,000 of Shares (determined on the date of grant) become exercisable in any one year, the amount over $100,000 will be deemed to be a nonstatutory stock option. If the employee holds more than one incentive stock option, the incentive stock options are considered in the order in which they were granted.

12. ARE THERE ANY CONDITIONS THAT I MUST SATISFY IN CONNECTION WITH THE GRANT OF AN OPTION?

     If you are a resident of the United Kingdom or otherwise subject to income tax and social security withholding in the United Kingdom, the grant of an Option is conditioned upon your entering into a joint election adopted by the Board and agreed to by the Inland Revenue. The joint election will provide that you will agree to bear and become primarily liable for our portion of any National Insurance Contributions that may arise when you exercise your Option. For agreeing to bear our National Insurance Contributions obligations, you should be eligible for partial deduction for income tax purposes. You should consult with your tax and financial advisor before exercising your Option to fully understand the consequences of doing so.

13. ARE THERE ANY LIMITS ON THE NUMBER OF SHARES THAT CAN BE ISSUED PURSUANT TO OPTIONS?

     The Plan provides that no one may be granted an Option to purchase more than 225,000 Shares in any fiscal year of ours. However, in connection with an employee's initial employment with us or any of our affiliated companies, an employee may be granted an Option up to an additional 450,000 Shares (for a maximum of 675,000 Shares in any fiscal year). These Share limits will be accordingly adjusted in the event of any change in our capital structure.

14. WHAT IS THE EXERCISE PRICE OF MY OPTION?

     The exercise price is the price at which you may purchase a Share by exercising an Option. The Board determines the exercise price of your Option subject to the following:

     If you are a resident of the United States or are otherwise subject to United States law and you own more than 10% of our voting securities or the voting securities of any parent or subsidiary companies, then the exercise price of an incentive stock option must be at least the higher of:

     - 110% of the fair market value on the date of grant, or

     - 80% of the average of the fair market value on the 20 trading days preceding the date of grant.

If you are resident of a jurisdiction other than the United States or you are not otherwise subject to the laws of the United States, the exercise price of an Option must be at least the higher of:

     - 100% of the fair market value on the date of grant, or

     - 80% of the average of the fair market value on the 20 trading days preceding the date of grant.

     If your Option entitles you to purchase shares previously repurchased by us, then in no event may the exercise price of your Option be less than 80% of the average purchase price paid for all Shares or American Depository Receipts ("ADRs") that we previously repurchased.

15. WHEN CAN I EXERCISE MY OPTION?

     An Option will become exercisable (that is, it will "vest") at the time or times shown in your Option agreement, assuming that you have satisfied any conditions to vesting (for example, continued employment with us).

16. HOW CAN I EXERCISE MY OPTION?

     To exercise an Option, you must complete the exercise notice and Share subscription form attached to your option agreement and deliver it to us. With the exercise notice you also must send full payment (in French francs or in euros) of the exercise price and any applicable federal (including FICA), state, local or foreign withholding taxes.

17. HOW DO I PAY THE EXERCISE PRICE?

     You may pay the exercise price as provided in your option agreement. The Plan specifically allows the exercise price to be payable in one or more of the following:

     - wire transfer

     - check payable to Business Objects S.A.

     - through a sale and remittance procedure pursuant to which you simultaneously provide irrevocable written instructions to:

          (i) a brokerage firm designated by us to effect the immediate sale of the purchased Shares and remit to us sale proceeds in amount sufficient to cover the exercise price plus any applicable withholding, and

          (ii)have us deliver the certificates for the purchased Shares directly to the brokerage firm in order to complete the sale.

18. WHEN DOES MY OPTION EXPIRE?

     The expiration dates for any particular Option will be shown in your option agreement. The expiration date is the date on which your Option expires and after which you no longer may exercise the Option. Options have a term of 10 years, except for Options granted to employees of the United Kingdom (or who are otherwise subject to the laws of the United Kingdom), which have a term of seven
(7) years less one day. Therefore, it is important for you to read and understand your individual option agreement.

19. WHAT HAPPENS IF MY EMPLOYMENT WITH BUSINESS OBJECTS OR ANY OF ITS AFFILIATED COMPANIES TERMINATES?

     Upon your termination of employment with us or any of our affiliated companies, the unvested portion of your Option will terminate and the Shares covered by the unvested Option will be returned to the Plan.

     Your option agreement will state if and for how long after the termination of your employment you will be able to exercise your Option. If your termination is due to either your death or disability, you (or your estate or beneficiaries) will be able to exercise your Option for six (6) months following such termination. If your termination of employment is for any other reason, you generally will have ninety (90) days to exercise your Option.

     Your employment will not be considered to have terminated in the case of:

     - any leave of absence (including sick leave, military leave or any other personal leave), or

     - transfers between our locations or between us and any of our affiliated companies.

     If you hold an incentive stock option, no leave described above may exceed ninety (90) days unless your reemployment is guaranteed by law or contract, including our company policies. If your reemployment is not guaranteed, then on the ninety-first (91st) day of leave, any incentive stock option will be treated as a nonstatutory stock option.

20. CAN I TRANSFER MY OPTION?

     Options granted under the Plan may not be assigned or transferred, other than by will or the applicable laws of descent and distribution. All rights with respect to an Option granted to you will be available during your lifetime only to you.

21. CAN I TRANSFER MY SHARES AFTER I HAVE EXERCISED MY OPTION?

     In addition to the general discussion in Question 28 below, the Board may restrict your right to sell the Shares you acquire upon the exercise of your Option for up to three (3) years after the date of exercise.

22. WHERE ARE SHARES TRADED?

     The Shares underlying your Option are currently traded on the Premier Marche of Euronext Paris and, in the United States, in the form of American depositary shares evidenced by American depositary receipts. An American Depository Receipt, commonly referred to as an "ADR," is a way a company that has its shares traded on more than one exchange to have its shares traded on a stock exchange or quotation system in the United States. Each ADR represents one Share. Our ADRs are traded on the Nasdaq National market under the symbol "BOBJ".

     Owning an ADR is essentially the same as owning a Share. The principal difference is in how to vote a Share underlying an ADR versus voting a Share you own outright. Please review our proxy to determine how you can vote the Shares subject to you ADR.

23. WHAT HAPPENS IF BUSINESS OBJECTS IS ACQUIRED?

     Should we be subject to a "change of control," the successor corporation will either assume your existing Option or grant you a substantially equivalent option to replace your Option. In lieu of the successor corporation assuming your Option or providing a replacement option, the Board can provide that your Option will fully vest and become exercisable as to all Shares covered by the Option, including Shares which would not otherwise be exercisable. In such an event, the Board will provide you notice of the acceleration of vesting and that your Option will terminate 15 days from the date of that notice.

     For these purposes, a "change of control" means the occurrence of any of the following events:

     - any person or entity becomes the beneficial owner of 50% or more of our voting securities (holdings of certain trustees of any benefit plan or of any corporation owned by our shareholders in substantially the same proportion as their ownership in us are excluded),

     - the approval by our shareholders of a merger or consolidation other than a merger or consolidation where our shareholders before the transaction own more than 50% of our voting securities or of the successor corporation and continue to own more than 50% of our voting securities immediately after the transaction, or

     - the approval by our shareholders of a plan of our complete liquidation or the sale or disposition (in one or a series of related transactions) of all or substantially all of our assets (other than a sale to an affiliated company).

TAX AND ERISA INFORMATION

     The following discussion is intended only as a summary of the general United States income tax laws that apply to Options granted under the Plan and the sale of any Shares acquired through the Options. However, the federal, state and local tax consequences to any particular taxpayer will depend upon his or her individual circumstances. Accordingly, we strongly advise you to seek the advice of a qualified tax adviser regarding your participation in the Plan. ALSO, IF YOU ARE NOT A UNITED STATES TAXPAYER, THE TAXING JURISDICTION OR JURISDICTIONS WHICH APPLY TO YOU WILL DETERMINE THE TAX EFFECT OF YOUR PARTICIPATION IN THE PLAN.

     The following discussion assumes that the per Share exercise price of an Option is less than the fair market value of a Share on the date of exercise.

24. WHAT ARE THE TAX EFFECTS OF NONSTATUTORY STOCK OPTIONS?

     If you were granted a nonstatutory stock option, you were not required to include an amount in income at the time of grant. However, when you exercise the nonstatutory stock option, you will have ordinary income to the extent the value of the Shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay. The difference is referred to as the "Spread".

     Any gain or loss you recognize upon the sale or exchange of Shares that you acquire generally will be treated as capital gain or loss and will be long-term or short-term depending on whether you held the Shares for more than one year. The holding period for the Shares will begin just after the time you exercise the nonstatutory stock option. The amount of such gain or loss will be the difference between:

     - the amount you realize upon the sale or exchange of the Shares, and

     - the value of the Shares at the time you recognize ordinary income.

25. WHAT ARE THE TAX EFFECTS OF INCENTIVE STOCK OPTIONS?

     Incentive stock options are intended to qualify for the special treatment available under Section 422 of the Code. You generally are not required to include any amount in income as a result of the grant or exercise of incentive stock options.

     Any gain generally will be taxed at long-term capital gain rates if you sell Shares that you purchased through the exercise of an incentive stock option:

     - more than two (2) years after the date of grant of the incentive stock option, and

     - more than one (1) year after the date of exercise of the incentive stock option.

However, if you sell Shares purchased through the exercise of an incentive stock option within the two-year or one-year holding periods described above, generally gain up to the difference between the value of the Shares on the date of exercise and the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the holding period for the Shares is more than one year. The exercise of an incentive stock option starts the holding period for long-term capital gains purposes.

     If you sell Shares that you purchased through the exercise of an incentive stock option within either of the above holding periods in a transaction in which you would not recognize a loss (if sustained) (for example, a gift), the excess of the value of the Shares on the exercise date over the exercise price will be treated as ordinary income.

     Any loss that you recognize upon disposition of Shares purchased through the exercise of an incentive stock option, whether before or after expiration of the two-year and one-year holding periods, will be treated as a capital loss. Such loss will be long-term or short-term depending on whether the holding period for the Shares is more than one year.

26. WHAT ABOUT INCENTIVE STOCK OPTIONS AND THE ALTERNATIVE MINIMUM TAX?

     If you are subject to the alternative minimum tax, the rules that apply to incentive stock options described above do not apply. Instead, alternative minimum taxable income generally is computed under the rules that apply to nonstatutory stock options. Accordingly, if you hold incentive stock options and are subject to the alternative minimum tax, you should be sure to consult your tax adviser before exercising any incentive stock options.

27. WHAT ARE THE TAX EFFECTS FOR BUSINESS OBJECTS?

     We generally will receive a deduction for United States federal income tax purposes in connection with an Option equal to the ordinary income you realize. We will be entitled to our deduction at the time that you recognize the ordinary income.

28. IS THE PLAN SUBJECT TO ERISA?

     The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information it files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, referred to as the "1934 Act."

          1. Our latest annual report filed pursuant to Section 13(a) or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(a) under the 1933 Act which contains, either directly or by incorporation by reference, audited financial statements for our latest fiscal year for which such statements have been filed.

          2. All other reports and proxy statements filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report or prospectus referred to in paragraph (1) above.

          3. The description of our ordinary shares contained in our registration statement on Form 8-A, as it may have been amended from time to time.

ADDITIONAL INFORMATION ABOUT THE PLAN AND PROSPECTUS

29. DOES THE PLAN LIMIT A PARTICIPANT'S ABILITY TO RESELL SHARES ACQUIRED UNDER THE PLAN?

     Except as described below and in Question 20, the Plan generally places no limitations upon a participant's ability to sell Shares acquired under the Plan. We will not receive any part of the proceeds of any such sales.

     Our insider trading policy applies to all of our employees, directors, and consultants and our affiliates. The insider trading policy prohibits a participant from buying or selling Shares when he or she has "inside information." Inside information is material information about us that is not yet public but that a reasonable investor would consider important in deciding whether to buy or sell Shares.

     A participant who is an "affiliate" of ours (within the meaning of Rule 405 under the Securities Act of 1933, referred to as the "1933 Act"), may not resell under this prospectus any Shares he or she purchases or receives under the Plan. (Our executive officers and members of our Board are considered to be "affiliates" for this purpose.) Any such resales must be either described in a separate prospectus, or, in certain instances, registered in a separate registration statement, or sold in accordance with the requirements of Rule 144 under the 1933 Act or another exemption available under the 1933 Act.

     Also, section 16(b) of the 1934 Act permits us to recover any profit realized by certain of our officers, directors, and principal stockholders through the sale and purchase, or purchase and sale (as defined), of our Shares within any period of less than six (6) months.

30. WHAT IF I NEED MORE INFORMATION?

     We will provide you free of charge with a copy of any or all of the documents incorporated by reference in this prospectus and in the registration statement on Form S-8 filed with the SEC relating to the Plan (except for any exhibits to these documents), including our annual report, and copies of other reports, proxy statements and communications distributed to our shareholders. You should direct your requests to:

        Business Objects S.A.
        General Counsel
        3030 Orchard Parkway
        San Jose, CA 95134
        (408) 953-6000

Copies of this prospectus, any supplements to the prospectus, and further information concerning the Plan and its administration also are available free of charge by calling or writing Elisabeth Blinet, General Counsel, Business Objects Americas, 3030 Orchard Parkway, San Jose, CA 95134, USA.

31. WHAT ELSE SHOULD I KNOW ABOUT THIS PROSPECTUS?

     We may update this prospectus in the future by furnishing to participants an appendix, memorandum, notice or replacement page containing updated information. We generally will not send you a new prospectus, except upon request. Accordingly, you should keep this prospectus for future reference.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.